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                                                                   EXHIBIT 3.2
                        CERTIFICATE OF AMENDMENT OF THE

                           ARTICLES OF INCORPORATION

                                      OF

                      PERICOM SEMICONDUCTOR CORPORATION,

                           a California Corporation

                     -------------------------------------


        The undersigned Alex C. Hui and Chi-Hung Hui hereby certify that:

        ONE: They are the duly elected and acting President and Secretary, respectively, of Pericom Semiconductor Corporation, a California corporation (the "Corporation").

        TWO: The Articles of Incorporation of said Corporation are amended as follows:

        Article III Paragraph A shall be amended in its entirety to read as follows:

                                 "ARTICLE III

        A. Classes of Stock. This Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The total number of shares which the Corporation is authorized to issue is forty-four million two hundred and twenty-five thousand (44,225,000) shares. Thirty million (30,000,000) shares shall be Common Stock, without par value, (the "Common Stock") and fourteen million two hundred and twenty-five thousand (14,225,000) shares shall be Preferred Stock, without par value (the "Preferred Stock"). Five million two hundred thousand (5,200,000) shares or Preferred Stock are hereby designated "Series A Preferred Stock," two million one hundred and fifty thousand (2,150,000) shares are hereby designated "Series B Preferred Stock," one million eight hundred and seventy-five thousand (1,875,000) shares are designated "Series C Preferred Stock" and five million (5,000,000) shares shall remain undesignated.

            Effective upon the amendment of the Articles of Incorporation as set forth herein, each outstanding share of Common Stock of the Corporation shall be reverse split into one-half (1/2) of a share of Common Stock, rounded up to the nearest whole share.

        THREE: The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

        FOUR:   The foregoing amendment of the Articles of Incorporation was duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares entitled to vote with
respect to the foregoing amendment was                  shares of Common Stock,
                                      ------------------
5,200,000 shares of Series A Preferred Stock, 2,150,000 shares of Series B Preferred Stock and 1,875,000 shares of
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Series C Preferred Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required, such required voting being a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and more than 50% of the number of outstanding shares of Common Stock and Preferred Stock, each voting separately as a single class.

        The undersigned declare under penalty of perjury that they have read the foregoing Certificate of Amendment of Articles of Incorporation and know the contents thereof, and that the statements therein are true and correct of their own knowledge.

        Executed at San Jose, California, on October    , 1997.
                                                    ----




                                                --------------------------------
                                                Alex C. Hui,
                                                President




                                                --------------------------------
                                                Chi-Hung Hui,
                                                Secretary





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